Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
PLAYSTUDIOS, INC.
ARTICLE 1
NAME
The name of the corporation is PLAYSTUDIOS, Inc. (the “Corporation”).
ARTICLE 2
REGISTERED OFFICE AND AGENT
The address of the registered office of the Corporation in the State of Delaware is 3500 South DuPont Highway in the City of Dover, County of Kent, 19901 and the name of the registered agent of the Corporation in the State of Delaware at such address is Incorporating Services, Ltd.
ARTICLE 3
PURPOSE AND POWERS
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).
ARTICLE 4
CAPITAL STOCK
Section 4.01. Authorized Shares.
(a)The total number of shares of stock that the Corporation shall have authority to issue is 2,125,000,000, consisting of:
(i)2,000,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”),
(ii)25,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and
(iii)100,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).
Except as otherwise indicated, capitalized terms in this Article 4 shall have the meanings set forth in Section 4.04.
(b)Subject to the rights of the holders of any series of Preferred Stock then outstanding and Section 4.03(e), the number of authorized shares of the Class A Common Stock, the Class B Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares of the Class A Common Stock, the Class B Common Stock or the Preferred Stock, as the case may be, then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing at least a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.02. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL.
Section 4.03. Common Stock. The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

(a)Identical Rights. Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, share ratably and be identical in all respects as to all matters, including:
(i)Subject to the prior rights of holders of any classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata to the holders of the Class A Common Stock and Class B Common Stock, on an equal priority, pari passu basis.
(ii)The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that:
(A)dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and
(B)dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date.
For the avoidance of doubt, nothing in this Section 4.03(a)(ii) shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock.
(iii)If the Corporation in any manner reclassifies, subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be concurrently therewith be proportionately reclassified, subdivided or combined in a manner that maintains the same proportionate equity ownership and voting rights between the holders of the outstanding shares of Class A Common Stock and the holders of the outstanding shares of Class B Common stock on the record date for such reclassification, subdivision or combination.
(b)Voting Rights. Except as otherwise provided in this Certificate of Incorporation or as required by law, the holders of Class A Common Stock and the holders of Class B Common Stock will vote together as a single class and not as separate series or classes, with:
(i)each holder of shares of Class A Common Stock entitled to one vote for each share thereof; and
(ii)each holder of shares of Class B Common Stock entitled to twenty (20) votes for each share thereof;
provided, however, that, except as otherwise required by the DGCL or other applicable law, holders of shares of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.
(c)Liquidation Rights.
(i)In the event of a Liquidation Event, subject to the rights of any Preferred Stock that may then be outstanding, and subject to Section 4.03(c)(ii):
(A)the assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class B Common Stock; and
(B)any merger or consolidation of the Corporation with or into any other entity shall require approval of the affirmative vote of the holders of at least a majority of the outstanding shares of Class A Common Stock entitled to vote thereon and by the affirmative vote of the holders of at least a majority of the outstanding shares of Class B Common Stock entitled to vote thereon, each voting separately as a class, unless (x) the shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such merger or consolidation are treated equally, identically and ratably, on a per share basis, including whether such shares remain outstanding with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation in respect thereof; and (y) such shares are converted on a pro rata basis into shares of the surviving entity or its Parent in such transaction having substantially identical rights, powers and privileges to the shares of Class A Common Stock and Class B Common Stock in effect immediately prior to such merger or consolidation, respectively.
(ii)Notwithstanding anything to the contrary contained in this Section 4.03(c):
(A)consideration to be paid or received by a holder of Common Stock in connection with any Liquidation Event or any merger or consolidation of the Corporation with or into any entity pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a “distribution to stockholders” for the purpose of this Section 4.03(c); and
(B)holders of shares of Class A Common Stock and holders of shares of Class B Common Stock may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such Liquidation Event or such merger or consolidation of the Corporation, if the only difference in the per share consideration to the holders of Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have a greater number of votes per share (but in no event greater than twenty (20) times) the voting power of any securities distributed to the holder of a share of Class A Common Stock.
(d)Conversion of the Class B Common Stock. The Class B Common Stock will be convertible into Class A Common Stock as follows:
(i)Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date.
(ii)With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:
(A)on the affirmative written election of such holder or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder); or
(B)on the occurrence of a Transfer of such share of Class B Common Stock, other than a Permitted Transfer.
(iii)Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including book entry records or stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Corporation as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock shall be conclusive and binding.
(iv)Immediate Effect. A conversion of shares of Class B Common Stock to shares of Class A Common Stock shall be deemed effective:
(A)in the case of a conversion pursuant to Section 4.03(d)(i), immediately on the Final Conversion Date, subject in all cases to any transition periods specifically provided for in this Certificate of Incorporation; or
(B)in the case of a conversion pursuant to Section 4.03(d)(ii)(B), immediately upon the closing of such Transfer or, if earlier, the loss by the transferee of Voting Control with respect to the shares subject to such Transfer.
Upon any conversion of Class B Common Stock to Class A Common Stock in accordance with this Certificate of Incorporation, all rights of the holder of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.
(v)Transition Period. From the time of the death or Disability of the Founder until the Final Conversion Date, Voting Control over the shares of Class B Common Stock (including shares held of record by any Qualified Stockholder) shall only be exercised in accordance with an Approved Transition Agreement, or, if no such Approved Transition Agreement is in place at the time of such death or Disability, shall be exercised by a person (including a person serving as trustee) previously designated by the Founder and approved by a majority of the Independent Directors (a “Founder Designee”).
(vi)Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.
(vii)No Reissuance of Class B Common Stock. No share or shares of Class B Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.
(e)Class B Protective Provisions. Prior to the Final Conversion Date, the Corporation shall not, without the prior affirmative vote of the holders of at least a majority of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate:
(i)directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with, or otherwise alter, any provision of this Certificate of Incorporation that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock;
(ii)reclassify any outstanding shares of Class A Common Stock into shares having (i) rights as to dividends or liquidation that are senior to the Class B Common Stock or (ii) the right to have more than one (1) vote for each share thereof, except as required by applicable law;
(iii)decrease or increase the number of authorized shares of Class B Common Stock or issue any shares of Class B Common Stock (other than shares of Class B Common Stock issued by the Corporation at or immediately following the Effective Time or pursuant to the exercise or conversion of options or warrants or settlement of other equity awards that, in each case, are outstanding immediately following the Effective Time); or
(iv)authorize, or issue any shares of, any class or series of capital stock of the Corporation having the right to more than (1) vote for each share thereof other than the Class B Common Stock.

Section 4.04 Certain Definitions. For purposes of this Article 4, the following terms shall have the definitions set forth below:
“Affiliate” means, with respect to any person or Entity, any other person or Entity who, as of the relevant time for which the determination of affiliation is being made, directly or indirectly controls, is controlled by or is under common control with such person or Entity.
“Approved Transition Agreement” means a proxy, agreement or substantially similar arrangement granted by a Qualified Stockholder to a person designated by the Founder (or after the death or during the Disability of the Founder, such Qualified Stockholder) and approved by a majority of the Independent Directors then in office to exercise Voting Control of shares of Class B Common Stock (together with any Founder Designee, each an “Approved Person”), effective either upon the death of the Founder or during any Disability of the Founder, including the exercise of such proxy by such person.
“Certificate of Incorporation” means this Certificate of Incorporation of the Corporation, as amended, or restated or otherwise modified from time to time, including the terms of any certificate of designations of any series of Preferred Stock.
“Disability” means, with respect to an individual, such individual’s permanent and total disability such that the individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute whether an individual has suffered a Disability, no Disability shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.
“Earnout Shares” means the Earnout Shares, as defined pursuant to that certain Agreement and Plan of Merger, dated as of January 31, 2021, by and among PlayStudios, Inc., Acies Acquisition Corp. and the other parties thereto.
“Effective Time” means the time this Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware.
“Entity” means any firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, foundation, charitable organization, governmental agency or instrumentality or other entity of any kind.
“Family Member” means with respect to any natural person, the spouse, ex-spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such person.
“Final Conversion Date” means 5:30 p.m. in New York City, New York on the date on which a Final Conversion Trigger Event occurs.
“Final Conversion Trigger Event” shall mean the earliest to occur of any of the following:
(i)the date specified by the holders of at least a majority of the then outstanding shares of Class B Common Stock, voting as a separate class;
(ii)the first date on which the Qualified Stockholders collectively cease to beneficially own at least 20% of the number of shares of Class B Common Stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the Class B Common Stock) collectively held by the Qualified Stockholders immediately following the Effective Time;
(iii)the occurrence of the nine (9) month anniversary of the death or Disability of the Founder; provided that such date may be extended (but not for a total period of longer than eighteen (18) months from the date of such death or Disability) to a date approved by a majority of the Independent Directors then in office.
“Founder” means Andrew Pascal, in his capacity as a stockholder of the Corporation.
“Founder Group” means the Founder, the Founder Trust and their respective controlled Affiliates immediately following the Effective Time.
“Founder Trust” means the Pascal Family Trust.
“Independent Directors” means the members of the Board of Directors designated as “independent directors” in accordance with the Listing Standards.
“Liquidation Event” means the occurrence in a single transaction or as a result of a series of related transactions, of a merger, consolidation, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction with respect to the Corporation and its subsidiaries, taken as a whole, whereby all or substantially all of the holders of the outstanding shares of Common Stock have such shares converted, exchanged or otherwise replaced with the right to receive cash, securities or other property.
“Listing Standards” means (i) the requirements of any national stock exchange on which the Class A Common Stock is listed for trading or (ii) if the Class A Common Stock is not listed for trading on a national stock exchange, the requirements of the Nasdaq Stock Market generally applicable to companies with equity securities listed thereon.
“Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
“Permitted Retirement Account” means an individual retirement account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code.
“Permitted Transfer” means any Transfer of shares of Class B Common Stock:
(i)to a Qualified Stockholder; provided that any subsequent Voting Control is exercised by the Founder or an Approved Person in accordance with an Approved Transition Agreement; provided further that in the event the Founder or such Approved Person no longer has exclusive Voting Control with respect to such shares of Class B Common Stock, each such share of

Class B Common Stock then held thereby shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
(ii)to the Founder’s estate or heirs as a result of the Founder’s death or Disability; provided that any subsequent Voting Control is exercised by an Approved Person in accordance with an Approved Transition Agreement; provided further that in the event an Approved Person no longer has exclusive Voting Control with respect to the shares of Class B Common Stock, each such share of Class B Common Stock then held thereby shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
(iii)by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement; provided that any subsequent Voting Control is exercised by the Founder or an Approved Person in accordance with an Approved Transition Agreement; provided further that in the event the Founder or such Approved Person no longer has exclusive Voting Control with respect to such shares of Class B Common Stock, each such share of Class B Common Stock then held thereby shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; and
(iv)to any of the Entities listed below:
(A)a Permitted Trust or Permitted Retirement Account so long as the Founder or an Approved Person has exclusive Voting Control with respect to the shares of Class B Common Stock held by such Permitted Trust or Permitted Retirement Account; provided such transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such Permitted Trust or Permitted Retirement Account) to the holder of shares of Class B Common Stock; provided further that in the event the Founder or an Approved Person no longer exclusive Voting Control with respect to the shares of Class B Common Stock held by such Permitted Trust or Permitted Retirement Account, each such share of Class B Common Stock then held by such Permitted Trust or Permitted Retirement Account shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
(B)an Entity in which the Founder or an Approved Person directly, or indirectly, holds sufficient Voting Control, or otherwise has legally enforceable rights, such that the Founder or an Approved Person retains exclusive Voting Control with respect to the shares of Class B Common Stock held by such Entity; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such Entity) to such Founder or an Approved Person; provided further that in the event the Founder or an Approved Person no longer holds exclusive Voting Control (or legally enforceable rights thereto) with respect to the shares of Class B Common Stock held by such Entity, each such share of Class B Common Stock then held by such Entity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or
(C)any charitable organization, foundation or similar Entity established by a Qualified Stockholder, directly or indirectly, so long as the Founder or an Approved Person has exclusive Voting Control with respect to the shares of Class B Common Stock held by such Entity; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such Entity) to such Founder or an Approved Person; provided, further, that in the event the Founder or an Approved Person no longer has exclusive Voting Control with respect to the shares of Class B Common Stock held by such Entity, each share of Class B Common Stock then held by such Entity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.
“Permitted Transferee” means a transferee of shares of Class B Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.
“Permitted Trust” means a validly created and existing trust the beneficiaries of which are either Qualified Stockholders or Family Members of a Qualified Stockholder or both, or a trust under the terms of which a Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (as amended from time to time) and/or a reversionary interest; provided, however, that to qualify as a Permitted Trust, exclusive Voting Control with respect to the shares of Class B Common Stock held by such Permitted Trust must be held by either the Founder or an Approved Person. For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a Permitted Trust that is a Permitted Transferee, the Transfer shall still be a Permitted Transfer and the trustee shall be deemed a Permitted Transferee so long as the Transfer to such Permitted Trust would satisfy the other requirements of a Permitted Transfer.
Any reference to a “Permitted Trust” shall also include one or more trustees thereof acting in the capacity of the trustees of such Permitted Trust.
“Qualified Stockholder” means any member of the Founder Group or a Permitted Transferee thereof (so long as such Permitted Transferee continues to meet the requirements of a Permitted Transferee).

“Transfer” of a share of Class B Common Stock means any direct or indirect sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article 4:
(i)granting a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board of Directors;
(ii)entering into an Approved Transition Agreement (with or without granting a proxy).
(iii)entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(iv)pledging shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;
(v)entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy) in connection with a Liquidation Event that has been approved by the Board of Directors;
(vi)granting a proxy to, or entering into a voting arrangement with, the Founder to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record by any other holder of Class B Common Stock in a form approved by a majority of the Independent Directors then in office;
(vii)entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale; and
(viii)the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer.”
A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of a Qualified Stockholder.
“Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such share, including by proxy, voting agreement or otherwise.
“Voting Threshold Date” means the first day on which the issued and outstanding shares of Class B Common Stock represents less than a majority of the total voting power of the then outstanding shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders.
ARTICLE 5
BYLAWS
The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).
Prior to the Voting Threshold Date, the stockholders may adopt, amend or repeal the bylaws of the Corporation only with the affirmative vote of the holders of not less than a majority of the total voting power of the capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class. From and after the Voting Threshold Date, the stockholders may adopt, amend or repeal the bylaws of the Corporation only with the affirmative vote of the holders of not less than 66 2/3% of the total voting power of the capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE 6
BOARD OF DIRECTORS
Section 6.01 Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 6.02 Number of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors.
Section 6.03 Election of Directors.
(a)At each annual meeting of stockholders of the Corporation, all directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.
(b)There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.
Section 6.04 Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until his or her successor is elected and qualified.
Section 6.05 Removal. Any director may be removed from office by the stockholders, with or without cause, by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
Section 6.06 Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Section 4.02 hereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.
ARTICLE 7
MEETINGS OF STOCKHOLDERS
Section 7.01 Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.
Section 7.02 Special Meetings. Special meetings of the stockholders may be called only by (a) the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors, (b) the chairman of the Board of Directors or (c) the Chief Executive Officer of the Corporation. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Section 4.02 hereto, special meetings of holders of such Preferred Stock.
Section 7.03 Availability of Stockholder Action by Written Consent. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, from and after the Voting Threshold Date, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL and this Article 7, and may not be taken by written consent of stockholders without a meeting. Prior to the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken by written consent of stockholders without a meeting, only if the action is first recommended or approved by the Board of Directors.
ARTICLE 8
INDEMNIFICATION
Section 8.01 Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 8.02 Right to Indemnification.
(a)Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. The right to indemnification conferred in this Article 8 shall be a contract right.
(b)The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.
Section 8.03 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.
Section 8.04 Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.
Section 8.05 Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
ARTICLE 9
CORPORATE OPPORTUNITIES
In the event that a member of the Board of Directors who is not an employee of the Corporation or its subsidiaries, or any employee or agent of such member, other than someone who is an employee of the Corporation or its subsidiaries (collectively, the “Covered Persons”), acquires knowledge of any business opportunity matter, potential transaction, interest or other matter, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in connection with such individual’s service as a member of the Board of Directors of the Corporation (a “Corporate Opportunity”), then the Corporation to the maximum extent permitted from time to time under the DGCL (including Section 122(17) thereof):
(a)renounces any expectancy that such Covered Person offer an opportunity to participate in such Corporate Opportunity to the Corporation; and
(b)waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such Covered Person to the Corporation or any of its Affiliates (as defined in Section 4.04).
No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.
ARTICLE 10
EXCLUSIVE FORUM
Section 10.1 Corporate Claim Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law:
(a)any derivative claim or cause of action brought on behalf of the Corporation;

(b)any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders;
(c)any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time);
(d)any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder);
(e)any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and
(f)any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants.
This Section 10.01 shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
Section 10.02 Securities Act Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
ARTICLE 11
AMENDMENTS; MISCELLANEOUS
Section 11.01 Amendments. The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, from and after the Voting Threshold Date, the provisions set forth in Sections 44.02, 4.03 and 4.04, Articles 5, 6, 7 and this Article 11 (and any defined terms referenced therein) may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth therein, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
Section 11.02 Severability. If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.
Section 11.03 Deemed Notice. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to all of the provisions of this Certificate of Incorporation.
ARTICLE 12
SOLE INCORPORATOR
The name and mailing address of the sole incorporator is Anthony Lebron, c/o Latham & Watkins LLP, 355 South Grand Avenue, Suite 100, Los Angeles, CA 90071.
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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 21st day of June, 2021.

/s/ Anthony Lebron
Name: Anthony Lebron
Title: Sole Incorporator

[Signature Page to Certificate of Incorporation]